WAL-MART STORES, INC.
                        Bentonville, Arkansas

                           PROXY STATEMENT

                   ANNUAL MEETING OF SHAREHOLDERS

                       To Be Held June 2, 1995

     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors (the "Board") of WAL-MART STORES, INC., a Delaware corporation (the "Company" or "Wal-Mart"), for use at the Annual Meeting of Shareholders of the Company to be held in Bud Walton Arena, University of Arkansas, Fayetteville, Arkansas, on Friday, June 2, 1995, commencing at 10:00 a.m., and at all continuations and adjournments thereof. The mailing address of the Company is Bentonville, Arkansas 72716, and its telephone number is (501) 273-4000.

                          VOTING PROCEDURES

     It is the policy of the Company that proxy cards, ballots, and voting tabulations that identify shareholders be kept confidential from the Company unless such disclosure is: (i) necessary to meet applicable legal requirements or to assert or defend claims by or against the Company; (ii) expressly requested by a shareholder (and then disclosure shall be limited to that particular shareholder's vote); or (iii) made during a contested proxy solicitation. The tabulators and inspectors of the election, who are appointed by the Company's Board, are independent of the Company and are not Company associates.

     This Proxy Statement will be mailed on or about April 17, 1995. In accordance with the By-laws of the Company, the Board has fixed the close of business on April 3, 1995, as the record date for the meeting. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the meeting. Each shareholder is entitled to one vote in person or by proxy for each share held. A quorum (holders of the majority of the common stock issued and outstanding and present in person or represented by proxy) is required for any vote taken at the meeting to be valid. When a quorum is present, the vote of the holders of a majority of Company common stock present in person or by proxy is required to elect any director or to approve any other matter which is submitted to a vote of the shareholders at the Annual Meeting of Shareholders.

     Abstentions from voting will be included to determine if the requisite number of affirmative votes are received on any matters submitted to the stockholders for vote and, accordingly, will have the same effect as a vote against such matters. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote and will have no effect on the vote, with respect to that matter.


                        ELECTION OF DIRECTORS

     Wal-Mart's directors are elected at each Annual Meeting of Shareholders and hold office until the next election of directors and until their successors are duly elected and qualify. All the nominees for director are presently directors of Wal-Mart. Unless authority to do so is withheld, the persons named in the accompanying form of Proxy will vote the shares represented thereby for the following nominees. While it is not anticipated that any nominee will be unable to serve, if any nominee is unable to act as a director, the persons named in the accompanying form of Proxy may, unless authority to do so is withheld, vote for any substitute nominee proposed by the Board.

     The following nominees for directors are nominated by the Board. The business experience shown for each nominee has been his or her principal occupation for at least the past five years. Nominees were selected based upon each individual's qualifications and abilities to serve best and meet the needs of the Company and not upon race, color, national origin, gender, religion or disability. The Board is committed to diversified membership which is best suited to meet the needs of the Company.


                       NOMINEES FOR DIRECTORS

Director
Name                      Age   Business Experience               Since

Paul R. Carter             54   Executive Vice President and       1988
                                 Chief Financial Officer of
                                 Wal-Mart.

John A. Cooper, Jr.        56   Chairman of the Board of           1980
                                 Cooper Communities, Inc.,
                                 Bentonville, Arkansas, which
                                 is engaged in real estate
                                 development. He is also a
                                 director of Entergy
                                 Corporation and J.B. Hunt
                                 Transport Services,
                                 Inc.

Robert H. Dedman           69   Founder and Chairman of the        1989
                                 Board of Club Corporation
                                 International, Dallas,
                                 Texas, and Chairman of the
                                 Board of Franklin Federal
                                 Bancorp, Austin, Texas. Club
                                 Corporation International
                                 owns and operates 260 private
                                 clubs, public fee golf courses,
                                 resorts and real estate
                                 developments worldwide. He
                                 is also an advisory director
                                 of Stewart Information Services
                                 Corporation as well as a
                                 director of United Meridian
                                 Corporation.

David D. Glass             59   President and Chief Executive      1977
                                 Officer of Wal-Mart.

Dr. Frederick S. Humphries 59   President of Florida A&M           1993
                                 University, Tallahassee,
                                 Florida.  He is also a
                                 director of Brinker
                                 International, Inc.

F. Kenneth Iverson         69   Chairman of the Board and          1989
                                 Chief Executive Officer of
                                 Nucor Corporation, Charlotte,
                                 North Carolina, which manu-
                                 factures steel and steel
                                 products. He is also a director
                                 of First Wachovia Corporation
                                 and Tultex Corporation.

Elizabeth A. Sanders       49   Management consultant, The         1993
                                 Sanders Partnership, Sutter
                                 Creek, California. From 1981
                                 until February 1990 she served
                                 as Vice-President and General
                                 Manager for Nordstrom, Inc.,
                                 a chain of retail apparel-
                                 oriented department stores
                                 headquartered in Seattle,
                                 Washington. She is also a
                                 director for H.F. Ahmanson
                                 & Co., Carl Karcher Enter-
                                 prises, Inc., Sport Chalet,
                                 Inc., and Wolverine Worldwide,
                                 Inc.

Jack C. Shewmaker          57   Consultant; retired, Wal-Mart.     1977

Donald G. Soderquist       61   Vice Chairman and Chief            1980
                                 Operating Officer of Wal-
                                 Mart.

John T. Walton             48   Chairman of SATLOC, INC.,          1992*
                                 Tempe, Arizona, which is a
                                 manufacturer of global
                                 positioning satellite systems
                                 for industrial and agricultural
                                 applications. From July 1983 to
                                 March 1994 Mr. Walton was Chair-
                                 man of Corsair Marine, Inc., a
                                 sailboat manufacturer. Since
                                 November 1990 he has served
                                 as Vice President of Walton
                                 Enterprises II, L.P. From 1975
                                 to  November 1990 he served as
                                 the Vice President of Walton
                                 Enterprises, Inc. He is also a
                                 director of Education Alterna-
                                 tives, Inc.

S. Robson Walton           50   Chairman of the Board of           1978*
                                 Wal-Mart. Prior to his election
                                 as Chairman in April of 1992,
                                 he served as Vice Chairman of
                                 Wal-Mart from 1985.
[FN]
     * S. Robson Walton and John T. Walton are brothers. By virtue of their positions with the Company, stock ownership and family relationships, each of them may be deemed a control person of the Company.


                       EXECUTIVE COMPENSATION

Summary Compensation Table
     The following table sets forth information concerning the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company during the fiscal years ended January 31, 1995, 1994, and 1993.

                                 Annual compensation              Long-term compensation
                             ----------------------------   -------------------------------
                                                                    Awards
                                                   Other      -----------------   Long-Term
                    Fiscal                         annual   Restricted            Incentive All other
                     year                         compensa-   stock                  Plan   compensa-
Name and principal   ended   Salary (1)              tion    award(s)               payouts  tion(3)
  position          Jan. 31,    ($)     Bonus ($)   ($)(2)     ($)     Options(#)    ($)     ($)
- ------------------  -------  ---------- ---------   ------   --------  ----------   -----   -------
David D. Glass        1995    985,000       0         -        0        64,590        0      75,532
 President and        1994    925,000       0         -        0        54,950        0      82,851
 Chief Executive      1993    850,000       0         -        0        40,000        0     184,235
 Officer

Donald G. Soderquist  1995    790,000       0         -        0        51,803        0      27,949
 Vice Chairman and    1994    750,000       0         -        0        44,554        0      30,819
 Chief Operating      1993    700,000       0         -        0        32,942        0      35,055
 Officer

William R. Fields     1995    590,000       0         -        0        35,011        0      20,889
 Executive Vice       1994    550,000       0         -        0        29,406        0      22,619
 President            1993    500,000       0         -        0        33,614        0      28,718

Dean L. Sanders       1995    590,000       0         -        0        35,011        0      31,436
 Executive Vice       1994    550,000       0         -        0        29,406        0      31,372
 President            1993    475,385       0         -        0        33,614        0      32,503

Joseph S. Hardin, Jr. 1995    500,000       0         -        0        29,670        0      17,712
 Executive Vice       1994    477,388       0         -        0        25,396        0      19,642
 President            1993    394,230       0         -        0        28,572        0      21,300

[FN]
<F1>
     (1) Includes compensation amounts earned during the fiscal year but deferred pursuant to individual Deferred Compensation Agreements with the Company.
<F2>
     (2) Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation, if any, does not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for any named executive officer.
<F3>
     (3) Includes for the fiscal year ended January 31, 1995: (a) Company contributions to the Company's Profit Sharing Plan (Mr. Glass $5,295, Mr. Soderquist $5,295, Mr. Fields $5,295, Mr. Sanders $5,295
and Mr. Hardin $5,295); (b) Company Contributions to the Company's Supplemental Executive Retirement Plan (Mr. Glass $29,476, Mr. Soderquist $22,592, Mr. Fields $15,532, Mr. Sanders $15,532 and Mr. Hardin $12,355); (c) above-market interest on deferred compensation credited during the fiscal year ended January 31, 1995 to the accounts of the named executive officers (Mr. Glass $40,699, Mr. Soderquist $0, Mr. Fields $0, Mr. Sanders $10,547, and Mr. Hardin $0); and (d) $62 of term life insurance premiums paid by the Company during fiscal year ended January 31, 1995 for the benefit of each named executive officer.


Option Grants In Fiscal Year Ended January 31, 1995
     The following table sets forth all options to acquire shares of the Company's Common Stock granted to the named executive officers for the fiscal year ended January 31, 1995.

                    Individual Grants (1)
- ----------------------------------------------------------------
                              Percentage of                    Potential realizable value at
                                  total                     assumed annual rate of stock price
                    Number of    options                       appreciation for option term(2)
                    securities  granted to                       ------------------------
                    underlying  associates Exercise or
                     options    in fiscal  base price  Expiration
  Name               granted      year       ($/Sh)       date       5% ($)    10% ($)
- -------------------   ------      ----       ------    --------     -------   ---------
David D. Glass        64,590      1.57       22.875     1-30-05     929,189   2,354,748
Donald G. Soderquist  51,803      1.26       22.875     1-30-05     745,228   1,888,587
William R. Fields     35,011      0.85       22.75     11-17-04     500,916   1,269,415
Dean L. Sanders       35,011      0.85       22.75     11-17-04     500,916   1,269,415
Joseph S. Hardin, Jr. 29,670      0.72       22.75     11-17-04     424,501   1,075,763

[FN]
<F1>
     (1) The exercise price of the options granted is equal to the market value of the Company's Common Stock on the date of grant. Options generally become exercisable in nine equal annual installments beginning one year after grant. Options generally expire ten years after grant.
<F2>
     (2) The potential realizable value amounts shown illustrate the values that might be realized upon exercise immediately prior to the expiration of their term using 5 percent and 10 percent appreciation rates set by the Securities and Exchange Commission, compounded annually and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability, vesting over a period of ten years or termination of the options following termination of employment.


Option Exercises and Fiscal Year-End Option Values
     The following table sets forth all stock options exercised by the named executives during the fiscal year ended January 31, 1995 and the number and value of options held by such executive officers at fiscal year end.

                                                       Number of securities        Value of unexercised
                                                       underlying unexercised          in-the-money
                                                     options at fiscal year-end  options at fiscal year-end
                                 Shares      Value               #                         ($)(2)
                              acquired on   realized --------------------------  --------------------------
     Name                      exercise      ($)(1)  Exercisable  Unexercisable  Exercisable  Unexercisable
David D. Glass............         0            0       276,602     302,498       3,587,773     1,694,341
Donald G. Soderquist......         0            0       102,153     228,832       1,066,460     1,131,955
William R. Fields.........      61,104      859,225      32,491     154,162         186,220       637,011
Dean L. Sanders...........      12,678      191,260      23,410     140,799         130,768       485,018
Joseph S. Hardin, Jr......      16,665      309,080      22,352     125,516          92,295       526,561

[FN]
<F1>
     (1) Value realized is calculated based on the difference between the option exercise price and the closing market price of the Company's Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.
<F2>
     (2) Value of unexercised in-the-money options is calculated based on the difference between the option exercise price and the closing price of the Company's Common Stock at fiscal year end, multiplied by the number of shares underlying the options. The closing price on January 31, 1995 of the Company's Common Stock as reported in the Wall Street Journal was $22.875.


       Compensation Committee Report On Executive Compensation

     Compensation Philosophy: The Company's executive compensation program is designed to provide fair compensation to executives based on their performance and contribution to Wal-Mart and to provide incentives which attract and retain key executives, instill a long-term commitment to the Company, and develop pride and a sense of Company ownership, all in a manner consistent with shareholder interests. Given these objectives, the executive officers' compensation package includes primarily two elements: (1) base salary, which is reviewed annually; and (2) incentive compensation consisting of stock options. Company executives may elect to defer compensation, with interest accruing on amounts deferred. Incentive bonuses on the amounts deferred are paid at 10 years and 15 years after initial deferral. Additionally, Company executives participate in the Company's Profit Sharing Plan, which is a defined contribution retirement plan with a significant portion of its assets invested in Wal-Mart stock.

     Annual adjustments to the base salaries of the Company's executives are based on Wal-Mart's performance during the preceding fiscal year and upon a subjective evaluation of each executive's individual contribution to that performance. In evaluating overall Company performance, the primary focus is on Wal-Mart's financial performance for the year as measured by net income, total sales, comparable store sales and return on shareholder's equity. Additionally, certain intangible criteria, including whether Wal-Mart has conducted its operations in accordance with the standards of business and social conduct expected of the Company by its associates, shareholders and the communities in which it operates, may also be considered.

     Stock options are generally granted annually as additional compensation in an effort to link each executive's future compensation to the long-term financial success of Wal-Mart, as measured by stock performance. Options are priced at 100% of the stock market value on the day of grant and typically vest in equal annual increments, beginning one year from the date of grant, over the life of the option. The total number of options awarded each executive is based on an option grant dollar amount (the product of the number of option shares awarded multiplied by the option's exercise price) equal to a percentage of each executive's salary. For the CEO and other executives who serve as directors, this percentage is established annually by the Compensation Committee of the Board. For certain other executives, this percentage is recommended annually by the Stock Option Committee and approved by the Compensation Committee of the Board. These percentages are based on a subjective evaluation of the performance of each executive under consideration without regard to the number of options held by or previously granted to each executive.


     Compensation of the Chief Executive Officer: For the fiscal year ending January 31, 1995, David Glass, Wal-Mart's Chief Executive Officer, received a base salary of $985,000, an increase of 6.5% from the prior fiscal year, and was granted near the close of the fiscal year ended January 31, 1995, an option to purchase 64,590 shares of Company Common Stock. Mr. Glass's salary increase and option grant were based on a subjective evaluation which considered, in part, the Company's financial performance for the fiscal year ended January 31, 1994 (i.e., a 17% increase in net income; a 21% increase in total sales; a 6% increase in comparable store sales; and a 26.6% return on beginning of year shareholders' equity). The option grant was also based on a subjective evaluation which considered, in part, the financial performance of the Company for the fiscal year ended January 31, 1995 (i.e., an estimated 14.2% increase in net income; an estimated 22.5% increase in total sales; an estimated 7.2% increase in comparable store sales; and an estimated 24.9% return on beginning of year shareholders' equity).


     Deductibility of Compensation: Internal Revenue Code Section 162(m) limits the deductibility of compensation paid to the Chief Executive Officer and the next four most highly compensated officers. Compensation in excess of $1 million paid to these officers which is not "performance-based," as defined in Section 162(m), is not deductible.

     Base salary does not qualify as performance-based compensation under Section 162(m). Because Mr. Glass's salary for the fiscal year ending on January 31, 1996, will exceed $1 million, Mr. Glass has volunteered to defer receipt of that portion of his base salary in excess of $1 million until after his retirement. This will allow Wal-Mart to deduct the deferred portion of Mr. Glass's salary in excess of $1 million for the years in which it is paid after his retirement.

This report is submitted by the members of the Compensation
Committee:
         John A. Cooper, Jr.      Robert H. Dedman


Compensation Committee Interlocks and Insider Participation

     During the fiscal year ended January 31, 1995, there were no interlocking relationships between any executive officers of Wal-Mart and any entity whose directors or executive officers serve on the Board's Compensation Committee, nor did any current or past officers of the Company serve on the Compensation Committee.


Stock Performance Graph

     The following graph sets forth the yearly percentage change in cumulative total shareholder return on the Company's Common Stock during the preceding five fiscal years ended January 31, 1995, compared with the cumulative total returns at the S&P 500 Index and the published retail industry index. The comparison assumes $100 was invested on January 31, 1990, in Wal-Mart Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

          COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
          AMOUNT WAL-MART STORES, INC., THE S & P 500 INDEX
           AND THE S & P RETAIL STORES COMPOSITE INDEX (1)
                                   CUMULATIVE TOTAL RETURN

                              1/90   1/91  1/92  1/93  1/94  1/95
Wal-Mart Stores, Inc.   WMT    100    156   255   309   253   220

S & P 500              1500    100    108   133   147   166   167

S & P Retail Stores -  IRSC    100    117   164   196   189   175
  Composite

[FN]
<F1>
* $100 Invested on 1/31/90 in stock or index - including reinvestment of dividends. Fiscal year ending January 31.
<F2>
(1) Includes the following groups and companies:
RETAIL (DEPT. STORES)- Dillard Dept. Stores; May Dept. Stores;
     Mercantile Stores; Nordstrom; Penney (J.C.).
RETAIL (DRUG STORES)- Longs Drug; rite Aid; Walgreen Co.
RETAIL (FOOD CHAINS)- Albertson's; American Stores; Bruno's Inc.;
     Giant Food Cl. A; Great A&P; Kroger; Winn-Dixie.
RETAIL (GEN. MERCHANDISE)- Dayton-Hudson; Kmart; Sears, Roebuck &
     Co.; Wal-Mart Stores.
RETAIL (SPECIALTY)- Circuit City Stores; Home Depot; Lowe's Cos.; M
     Melville Corp.; Pep Boys; Price/Costco; Tandy Corp.; Toys R
     Us; Woolworth.
RETAIL (SPECIALTY-APPAREL)- Charming Shoppes; Gap (The); Limited
     Inc.; TJX Companies, Inc.


Compensation of Directors
     During the fiscal year ended January 31, 1995, the compensation to non-associate directors was $18,000 annually, payable in quarterly increments of $4,500, plus $1,500 for every Board or Board Committee meeting attended and $500 for each telephone meeting. Further, each director was reimbursed his or her expenses incurred in attending the meetings. Additionally, each director who is not an associate of the Company or paid consultant is compensated at a rate of $1,500 per day, not to exceed 30 days, for Board-related work outside of the scope of his or her regular director duties. During the fiscal year ended January 31, 1995, there was no Board-related work performed requiring the payment of additional compensation.

     During the fiscal year ended January 31, 1995, Jack Shewmaker received a consulting fee of $150,000 pursuant to a consulting agreement with the Company. Under the agreement he provides consulting advice to Wal-Mart in exchange for an annual consulting fee. The agreement with Mr. Shewmaker was initially for a five-year term from May 1, 1988 to April 30, 1993, but has been extended through April 30, 1998. It provides for payment of an annual fee of $150,000. Additionally, Mr. Shewmaker remains eligible to receive the benefits generally available to Company executives and his health insurance costs are paid by the Company. The consulting agreement further provides that he will continue to be nominated for a director's position with Wal-Mart for a term concurrent with the consulting arrangement.

     Pursuant to the Directors Deferred Compensation Plan (the "Plan"), outside directors may defer payment of all or any part of their director fees. Under the Plan, an outside director has the option of: (a) receiving a bookkeeping "cash" credit in the amount of his or her deferred fees (these fees are retained by the Company with interest thereon accrued and compounded annually, at a rate determined by the Board, and are paid to the outside director upon retirement from the Board); and/or (b) having the deferred fees retained by Wal-Mart credited to him or her in the form of "phantom" stock units.


               MEETINGS OF DIRECTORS AND COMMITTEES OF
                       THE BOARD OF DIRECTORS

     The Board meets regularly four times per year to review significant developments affecting the Company and to act on matters requiring Board approval. The Board has established four standing committees to assist it: the Audit Committee, the Stock Option Committee, the Compensation Committee, and the Executive Committee. For the 1995 fiscal year, the Audit Committee met two times, the Stock Option Committee met five times, the Compensation Committee met once, and the Executive Committee met three times, having taken all other action by written unanimous consent to action. These four committees are described in more detail below.

     The Audit Committee monitors the financial condition of the Company and reviews its financial policies and procedures, its internal accounting controls and the objectivity of its financial reporting. The Audit Committee currently consists of F. Kenneth Iverson, David R. Banks and Elizabeth A. Sanders.

     The Stock Option Committee administers the Company's Stock
Option Plans. The Stock Option Committee currently consists of David
D. Glass, Donald G. Soderquist and S. Robson Walton.

     The Compensation Committee administers the Company's Stock Option Plans for certain officers of the Company, reviews the salary and benefit structure of the Company with respect to its executive officers and recommends specific actions concerning that structure to the Board. The Compensation Committee currently consists of John A. Cooper, Jr. and Robert H. Dedman.

     The Executive Committee implements policy decisions of the Board. The Executive Committee currently consists of Paul R. Carter, David D. Glass, Donald G. Soderquist and S. Robson Walton.

     The Company has no nominating committee.

     For the fiscal year ended January 31, 1995, all incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees on which each served.


           INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

     During the fiscal year ended January 31, 1995, Stan Kroenke, son-in-law of the late James L. Walton, who was a director and officer of the Company, held various ownership interests in shopping center developments which leased space for 43 of the Company's store and Sam's Club locations. Total rents and maintenance fees paid under the respective leases for the fiscal year ended January 31, 1995 were $18,163,495, of which $11,546,296 represents Mr. Kroenke's interest in the amounts paid. The Company believes that rents and fees paid for this leased space are competitive with amounts that would be paid to an unaffiliated entity to lease similar space. Additionally, during the fiscal year the Company paid the Kroenke/THF Utility Co., a utility company in which Mr. Kroenke has an ownership interest, $335,067 for utility services provided to two of the Company's store locations.

     During the fiscal year ended January 31, 1995, Frank Robson, the brother of Helen R. Walton, a beneficial owner of more than 5% of the Company's Common Stock, and brother-in-law of the late Sam M. Walton, held various ownership interests in nine store locations leased by the Company. Total rents and maintenance fees paid under the respective leases for the fiscal year ended January 31, 1995 were $2,595,102. The Company believes that the rents and maintenance fees paid under the leases is competitive with amounts that would be paid to an unaffiliated entity to lease similar space.


                COMPLIANCE WITH SECTION 16(a) OF THE
                   SECURITIES EXCHANGE ACT OF 1934

     Section 16 (a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than ten percent (10%) of the Company's Common Stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). These reports are also filed with the New York and Toronto Stock Exchanges and the Ontario Securities Commission and a copy of each report is furnished to the Company.

     Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To the Company's knowledge, based solely on review of reports furnished to it and written representations that no other reports were required during and with respect to the fiscal year ended January 31, 1995, all Section 16 (a) filing requirements applicable to its executive officers, directors and more than 10% beneficial owners were complied with, except as follows: (a) Robert K. Rhoads inadvertently filed one report one month late showing a disposition of shares; and (b) Thomas P. Seay inadvertently filed late one report late showing the acquisition in 1992 of shares by a trust for which he is trustee and omitted to show on two reports filed in 1993 and 1994, respectively, the acquisition by the trust of shares gifted by him.


               EQUITY SECURITIES AND PRINCIPAL HOLDERS

     There were 2,297,580,232 shares of Common Stock issued and outstanding on March 31, 1995.

     The following table sets forth the beneficial ownership of the Company's Common Stock by each person who, as of March 31, 1995, is known to the Company to be the beneficial owner of 5% or more of the Common Stock.

                                Amount and Nature of
                                Beneficial Ownership
                     Direct or Indirect
                          with Sole       Indirect with
Name and                 Voting and       Shared Voting
Address of               Investment      and Investment                  Percent
Beneficial Owner (1)       Power           Power (1)         Total      of Class
Helen R. Walton.......   1,051,350         871,740,626    872,791,976     37.99
S. Robson Walton......     414,984 (2)     871,760,878    872,175,862     37.96
John T. Walton........   2,798,016         871,854,718    874,652,734     38.07
Jim C. Walton.........   4,564,068         871,740,626    876,304,694     38.14
Alice L. Walton.......   1,140,000         871,740,626    872,880,626     37.99
- ----

[FN]
<F1>
     (1) The shares listed as beneficially owned by each such person include 871,273,976 shares held by the Walton Family Voting Trust, which was established by Trust Agreement dated April 14, 1990. Helen
R. Walton, S. Robson Walton, John T. Walton, Jim C. Walton and Alice
L. Walton are the trustees (the "Trustees") of the Walton Family Voting Trust. The business address of each Trustee is P.O. Box 1508, Bentonville, Arkansas 72712. The Walton Family Voting Trust will terminate on February 1, 2000, unless terminated before that date pursuant to the terms of the Trust Agreement or by law. The voting of all shares held by the Walton Family Voting Trust is determined by a majority of the Trustees. The Trustees may only sell shares of Common Stock held by the Walton Family Voting Trust with the prior written consent of the holders of seventy percent or more of the outstanding voting trust units.
<F2>
     (2) Of the total number of shares set forth in this column, there were 34,410 shares included on the basis that the beneficial owner had a right to acquire beneficial ownership within 60 days after March 31, 1995.

     The following table sets forth the beneficial ownership of the Company's Common Stock by each of the directors and nominees, each of the executive officers named in the Summary Compensation Table and all of the Company's directors and executive officers as a group as of March 31, 1995.

                                       Amount and Nature of
                                       Beneficial Ownership
                          Direct or Indirect
                                with Sole    Indirect with
                               Voting and    Shared Voting
Name of                        Investment   and Investment                Percent
Beneficial Owner                Power (1)       Power          Total     of Class
David R. Banks............          8,000         8,000         16,000      *
Paul R. Carter............        493,680           -          493,680      *
John A. Cooper, Jr........        366,192           -          366,192      *
Robert H. Dedman..........          2,000           -            2,000      *
William R. Fields.........        203,046           -          203,046      *
David D. Glass............      2,772,779        92,908      2,865,687      *
Joseph S. Hardin, Jr......        128,649           -          128,649      *
Frederick S. Humphries....            -             -              -        *
F. Kenneth Iverson........          4,000           -            4,000      *
Dean L. Sanders...........        282,848           -          282,848      *
Elizabeth A. Sanders......          3,000           -            3,000      *
Jack Shewmaker............      1,915,822           -        1,915,822      *
Donald G. Soderquist......      2,027,139           -        2,027,139      *
S. Robson Walton..........        414,984   871,760,878    872,175,862   37.96
John T. Walton............      2,798,016   871,854,718    874,652,734   38.07

Directors and Executive
Officers as a Group
(20 persons)..............     12,230,230   871,974,186    884,204,416   38.48
- -----

[FN]
<F1>
* Less than one percent
<F2>
     (1) Includes shares that the following persons have a right to acquire within 60 days after March 31, 1995 through the exercise of stock options: (i) Messrs. Glass (276,602 shares), Soderquist (102,153 shares), Fields (32,491 shares), Sanders (12,855 shares) and Hardin (31,248 shares); and (ii) all directors and executive officers as a group (665,352 shares).


                        SHAREHOLDER PROPOSALS

     The Company has received two shareholder proposals for inclusion in this Proxy Statement. Included with the proposals are the shareholders' supporting statements. The Board has carefully considered the proposals, together with the supporting statements, and has concluded it cannot support the proposals for the reasons given.

                           PROPOSAL NO. 1
                 CONCERNING EQUAL EMPLOYMENT REPORT
     The Amalgamated Clothing and Textile Workers Union, 1808 Swann Street, N.W., Washington D.C., holder of 110 shares, and other shareholders, whose names, addresses and the number of shares held by each will be furnished by the Company promptly upon the receipt of any oral or written request, have advised the Company that they plan to introduce the following proposal at the Annual Meeting. The text of the proposal is:

     Wal-Mart is one of America's largest retail chain employers in the rapidly growing service oriented job market. We believe the vast majority of Wal-Mart's customers are either women or racial minorities. More than 50% of our nation's workforce is made up of women and racial ethnic group members.

     According to Secretary of Labor Robert Reich the, "artificial barrier" known as the Glass Ceiling is holding back many women and minorities from attaining positions commensurate with their skills and training, and prevents the economy from growing to its full potential. We are concerned whether Wal-Mart has a Glass Ceiling in place.

     We believe it makes good business sense for Wal-Mart to describe and publicize its employment standards which relate to its core customer groups and employees. By publicizing its standards, Wal-Mart will be an example to companies with whom it does business. In 1994 this resolution received support from 121,847,226 shares representing 7.3% of the company's shares.

     We share the concerns of the 1991 United States Congressional Civil Rights and Glass Ceiling Commission that "additional remedies under Federal law are needed to deter harassment and intentional discrimination in the workplace ... women and minorities remain underrepresented in management and decision making positions in business." We support the statement, "We continue to find that if the CEO is committed to ensuring diversity, it can happen," as published in the U.S. Labor Department's report "Pipelines of Progress."

     The sponsors of this proposal are pleased that a dialogue has begun with top management on this important issue and appreciate Wal-Mart's willingness to report to shareholders and associates regarding company programs in this area. However we believe this report has a serious flaw if there is no hard data describing whether these programs are successful and Wal-Mart's meaningful progress in its diversity programs.

     RESOLVED: The shareholders request the Board to prepare a report at reasonable cost, available to shareholders and employees reporting on the following issues. This report, which may omit confidential information, shall be available by September 1995.

     1. A chart identifying employees according to their sex and race in each of the nine major Equal Employment Opportunity Commission defined job categories for 1992, 1993, 1994 listing numbers in each category.

     2. A summary of Wal-Mart's Affirmative Action policies and programs to improve performance, including job categories where women and minorities are underutilized.

     3. A description of policies and programs oriented toward increasing the number of managers, who are qualified females and/or belong to minorities.

     4. A general description of how our company publicizes our company's affirmative action policies and programs to merchandise suppliers and service providers.

     5. A description of any policies and programs utilizing the purchase of goods and services from minority- and female-owned business enterprises.


The Company's Statement in Opposition
     The Company firmly supports full compliance with all laws on fair employment and civil rights and believes its hiring and promotion practices demonstrate this. Wal-Mart's management reaffirms its commitment to providing equal opportunity in employment and in advancement for women and minorities. This commitment is an essential part of our philosophy of respecting the individual.

     Every effort is made to communicate to all applicants and associates the Company's commitment to equal employment opportunity and compliance with civil rights laws. Our Annual Report, internal company communications and our advertising are all vehicles by which we share our strong commitment to these issues. Additionally, the Board monitors the Company's programs and performance regarding hiring and advancement of women and minorities at each regular meeting and the Company provides detailed information identifying associates according to their sex and race to the federal government.

     Because Wal-Mart believes that communicating with its shareholders and associates is important, we have prepared a report, which is available upon request, describing our policies, programs, and progress in the area of equal employment. The report discusses Wal-Mart's diversity initiatives, training and development programs, internship programs, future workforce development, appointments and promotions, employment standards, relations with vendors, and advertising as they relate to equal employment issues.

     The shareholder proposal, which Wal-Mart's shareholders have twice rejected, requests a report on five topics. Four of these are addressed in the report available to shareholders. The fifth item is a chart known as a Form EEO-1, which is a confidential document filed by private employers with the Equal Employment Opportunity Commission. Wal-Mart has not included its Form EEO-1 in the report prepared for shareholders. Providing the form to anyone other than the EEOC may expose Wal-Mart to competitive injury. In addition, because a report addressing items 2 through 5 of the proposal is available to shareholders, Wal-Mart believes that providing the Form EEO-1 is unnecessary because the report adequately addresses the concerns raised in the filer's supporting statement.

     Because Wal-Mart has made a report available that covers all but one of the areas listed in the proposal, THE DIRECTORS RECOMMEND
SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.


                           PROPOSAL NO. 2
                    CONCERNING CUMULATIVE VOTING

     The Laborers' International Union of North America National (Industrial) Pension Fund, 905 16th Street, N.W., Washington, D.C., holder of 14,600 shares, has advised the Company that it plans to introduce the following proposal at the Annual Meeting. The text of the proposal is:

     RESOLVED: That the shareholders of Wal-Mart Stores, Inc.
("Company") recommend that our Board of Directors take the necessary steps to adopt and implement a policy of cumulative voting for all elections of directors.

     SUPPORTING STATEMENT: The election of corporate directors is the primary vehicle for shareholders to influence corporate affairs and exert accountability on management. We believe that the Company's financial performance is affected by its corporate governance policies and procedures and the level of accountability they impose. We believe cumulative voting increases the possibility of electing independent-minded directors that will enforce management's accountability to shareholders.

     The election of independent-minded directors can have an invigorating effect on the Board of Directors, fostering improved financial performance and increased shareholder wealth. Management nominees often bow to a Chairman's desires on business strategies and executive pay without question.

     Cumulative voting grants shareholders the number of votes equal to the number of shares owned multiplied by the number of directors to be elected. The shareholder may cast all of his or her votes for a single director or apportion the votes among the candidates. At Wal-Mart Stores, Inc., shareholders owning 10% of the outstanding shares casting all their votes for one individual would be required to elect one director, absent any other support.

     Currently, the Company's Board of Directors is composed entirely of management nominees. Cumulative voting places a check and balance on management nominees by creating more competitive elections.

     The argument that the adoption of cumulative voting will lead to the election of dissidents to the Board of Directors who represent the special interests of a minority of shareholders instead of the best interests of all shareholders is misleading. Legally binding standards of fiduciary duty compel all directors, no matter what combination of shareholders elected them, to act in the best interest of all shareholders. Any director who fails to respect the fiduciary duties of loyalty and/or care exposes himself or herself to significant liability. Legal recourse is available to correct any breaches of fiduciary duty.

     We do not accept the claim that in the complex world our Company competes in, an honest difference of opinion over business strategies and other policies of the Company makes the minority view a so-called "special interest." Quite the contrary, dissent stimulates debate which leads to thoughtful action. Cumulative voting will increase the competitiveness of director elections. We believe competitive elections for director will deter complacency on the Board of Directors, which in turn will improve the performance of our Company and increase shareholder wealth.

     We urge your support for this proposal.


The Company's Statement in Opposition
     The Company agrees that independent minded directors are important to the effectiveness of your Board and that honest differences of opinion among experienced, knowledgeable persons with the objective of promoting the best interests of the shareholders can often lead to more thoroughly discussed decisions. However, cumulative voting could enable fewer than ten percent of the shareholders to elect one or more directors who might be representative of, and answerable only to, the group electing them. This could cause divisions on the Board and could adversely affect the operation of the business and affairs of the Company. The fiduciary duties the proponent argues would prevent such problems on the part of special interest nominees apply equally to any "management" nominees. As a practical matter, legal recourse would not prevent a director from pursuing a private agenda. Legal recourse for breaches of the director's duties is a means only of addressing improper action affirmatively taken by a director and would not prevent the factionalism and dissent that could be generated by having conflicting interests represented in the decision-making process.

     The Company believes that its directors are, and have traditionally been, independent minded and have performed their duties and responsibilities conscientiously and effectively. Nominees are selected on the basis of personal achievements, business acumen, diversity, integrity, sound judgment, energy, willingness to serve, and other criteria relevant to their ability to be effective representatives of all of shareholders. The Company's current directors, for example, have a wide variety of business experiences and abilities which benefit the Company.

     Since Wal-Mart's founding twenty-five years ago the Board has done an excellent job representing the interests of Wal-Mart's shareholders. Wal-Mart has been one of the most successful companies in U.S. history and the salaries of its management have been among the most conservative, particularly for similarly sized companies. Throughout this period, the Company believes that the Board has functioned effectively and has constantly acted in the best interests of all of the shareholders.

     In light of the foregoing, the Company believes that the present method of voting used by the Company and most of the other leading corporations best promotes the election of directors who will represent the interests of the shareholders as a whole and that there have been no valid reasons submitted for implementing cumulative voting. Accordingly, THE DIRECTORS RECOMMEND SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

     APPROVAL OF THE PRECEDING SHAREHOLDER PROPOSALS WOULD REQUIRE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK OF THE COMPANY PRESENT OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE MEETING. UNLESS INSTRUCTED OTHERWISE, THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY WILL VOTE THE SHARES REPRESENTED THEREBY AGAINST BOTH SHAREHOLDER PROPOSALS.


                        INDEPENDENT AUDITORS
     The Board has selected Ernst & Young as the Company's independent auditors, a position held by that firm and its predecessor, Arthur Young & Company, since prior to Wal-Mart's initial offering of securities to the public in 1970. Representatives of Ernst & Young are expected to be present at the shareholders meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                        REVOCABILITY OF PROXY
     A shareholder giving a Proxy has the power to revoke it at any time before its exercise. A Proxy may be revoked by filing with the Secretary of the Company a written revocation or a duly executed Proxy bearing a later date. A Proxy will be suspended if the shareholder who executed it is present at the meeting and elects to vote in person.

                   SPECIFICATIONS BY SHAREHOLDERS
     Properly executed Proxies on the accompanying form which are filed before the meeting and not revoked will be voted in accordance with the directions and specifications contained therein. Unless different directions are given, properly executed Proxies which are filed and not revoked will be voted as previously described.

                 SUBMISSION OF SHAREHOLDER PROPOSALS
     Any shareholder proposal to be presented at the 1996 annual meeting should be directed to Robert K. Rhoads, Secretary of the Company, Bentonville, Arkansas 72716 and must be received by the Company on or before December 16, 1995. The proposal must comply with the requirements of Rule 14a-8, promulgated under the Securities Exchange Act of 1934.

                       SOLICITATION OF PROXIES
     This solicitation is made on behalf of the Board of Directors of the Company. The cost of soliciting these Proxies will be borne by the Company. In addition to solicitation by mail, the Company may arrange for brokerage houses and other custodians, nominees and fiduciaries to forward Proxies and proxy material to their principals and may reimburse them for their expenses in doing so.

                            ANNUAL REPORT
     This Proxy Statement is accompanied or has been preceded by the Annual Report of the Company for its fiscal year ended January 31, 1995. Shareholders are referred to the Annual Report for financial information about the activities of the Company, but the Annual Report is not incorporated into this Proxy Statement and is not to be deemed a part of the proxy soliciting material.

                            OTHER MATTERS
     The Board does not intend to present and has no reason to believe that others will present at the Annual Meeting any items of business other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying Proxy to vote the shares represented thereby in accordance with their best judgment and discretionary authority to do so is included in the Proxy.

                        By Order of the Board of Directors

Bentonville, Arkansas           Robert K. Rhoads
April 10, 1995                  Secretary




                           ADMITTANCE SLIP
                        WAL-MART STORES, INC.

                   Annual Meeting of Shareholders

               Place:    Bud Walton Arena
                         University of Arkansas Campus
                         (parking on North Razorback Drive)
                         Fayetteville, Arkansas

               Time:     June 2, 1995  10:00 A.M., CDST

               Casual Dress Recommended

Please present this slip at the entrance. Shareholders may bring guests; however, the Company reserves the right to limit the number of guests of each Shareholder. Photographs for use in Company publications will be taken at the Annual Meeting. By attending, you waive any claim to these photographs. Camcorders or video taping equipment of any kind are expressly prohibited.

                         (Detach Proxy Here)

                     WAL-MART STORES, INC. PROXY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
 OF THE SHAREHOLDERS OF WAL-MART STORES, INC. TO BE HELD ON JUNE 2,
                                1995

     The undersigned shareholder of Wal-Mart Stores, Inc. (the "Company") having received the Notice of Annual Meeting of Shareholders (the "Meeting") to be held on June 2, 1995, and a Proxy Statement furnished by the Company's Board of Directors for the Meeting, appoints S. ROBSON WALTON and DAVID D. GLASS or either of them as Proxies and Attorneys-in-Fact, with full power of substitution, to represent the undersigned and to vote all shares of the Common Stock of the Company which the undersigned is entitled to vote at the Meeting to be held June 2, 1995, in Bud Walton Arena, University of Arkansas, Fayetteville, Arkansas, at 10:00 a.m. and any adjournment thereof. If the undersigned is a participant in the Wal-Mart Stores, Inc. Profit Sharing Plan (the "Plan"), the undersigned further directs that the Trustee of the Wal-Mart Stores, Inc. Profit Sharing Trust (the "Trustee") vote all stock which is attributable to the undersigned's interest in the Plan at the Meeting and any adjournment thereof, in the manner stated herein as to the following matters and in the Trustee's discretion on any other matters that come before the Meeting.

                  DIRECTORS RECOMMEND A VOTE "FOR"

1. ___ For the election of Paul R. Carter, John A. Cooper, Jr., Robert H. Dedman, David D. Glass, Dr. Frederick S.
Humphries, F. Kenneth Iverson, Elizabeth A. Sanders, Jack
Shewmaker, Donald G. Soderquist, John T. Walton and S.
Robson Walton

     ___  Withhold authority to vote for ALL of the above nominees

     ___  Withhold authority to vote for the following nominees only:

          _______________________________________
          _______________________________________
          _______________________________________


                DIRECTORS RECOMMEND A VOTE "AGAINST"

2. Shareholder proposal No. 1 requesting that the Board of Directors prepare a report as described in the Company's Proxy
Statement dated April 10, 1995.

     FOR ____            AGAINST ____             ABSTAIN ____


3. Shareholder proposal No. 2 requesting that the Board of Directors take steps to adopt cumulative voting.

     FOR ____            AGAINST ____             ABSTAIN ____


     THIS PROXY WILL BE VOTED AS INDICATED BY THE SHAREHOLDER(S). IF NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "AGAINST" THE SHAREHOLDER PROPOSALS AS SET FORTH IN THE PROXY STATEMENT DATED APRIL 10, 1995.

     THE BOARD OF DIRECTORS KNOWS OF NO OTHER MATTER TO COME BEFORE THE MEETING. IF ANY OTHER MATTERS ARE BROUGHT BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY OR THEIR SUBSTITUTES WILL VOTE THIS PROXY ON SUCH MATTERS IN ACCORDANCE WITH THEIR BEST JUDGMENT.


               Dated this _____ day of __________, 1995


               ________________________________________
               ________________________________________
               ________________________________________


IMPORTANT: Please sign Proxy as name appears. When stock is jointly held, each joint owner should sign Proxy. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).



Pursuant to Rule 14a-6(b), filed herewith are the notice of meeting and the form of proxy which have been prepared by the Registrant in connection with the Registrant's annual meeting of shareholders scheduled to be held June 2, 1995.

[End of introductory legend]


                        WAL-MART STORES, INC.
                        Bentonville, Arkansas


              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      To  Be Held June 2, 1995


To the Shareholders of Wal-Mart Stores, Inc.:

     The 1995 Annual Meeting of Shareholders (the "Annual Meeting") of Wal-Mart Stores, Inc. (the "Company"), a Delaware corporation, will be held Friday, June 2, 1995, at 10:00 a.m., in Bud Walton Arena, University of Arkansas, Fayetteville, Arkansas, to consider and act upon the following:

       (1) Election of directors;

       (2) Two shareholder proposals described on pages 10 through 13 in the Company's Proxy Statement, which are opposed by the Board of Directors; and

       (3) Transaction of any other business that may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on April 3, 1995, are entitled to notice of and to vote at the Annual Meeting. If you plan to attend, please bring the Admittance Slip printed at the top of the accompanying form of Proxy.

     REGARDLESS OF WHETHER YOU PLAN TO ATTEND, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. MAILING YOUR COMPLETED PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING IF YOU WISH TO DO SO.

THE PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS.


                         By Order of the Board of Directors



                              Robert K. Rhoads
                              Secretary


Bentonville, Arkansas
April 10, 1995